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                                                                Exhibit 5(e)
                           COMPASS CAPITAL FUNDS/SM/

              Addendum No. 2 to the Investment Advisory Agreement

     This Addendum dated as of the ____ day of August, 1997 is entered into by and between COMPASS CAPITAL FUNDS, a Massachusetts business trust (the "Fund"), and PNC ASSET MANAGEMENT GROUP, INC., a Delaware corporation (the "Adviser").

     WHEREAS, the Fund and the Adviser have entered into an Investment Advisory Agreement dated as of January 4, 1996 (the "Advisory Agreement") pursuant to which the Fund appointed the Adviser to act as investment adviser to certain investment portfolios of the Fund; and

     WHEREAS, Section 1(b) of the Advisory Agreement provides that in the event the Fund establishes one or more additional investment portfolios with respect to which it desires to retain the Adviser to act as investment adviser under the Advisory Agreement, the Fund shall so notify the Adviser in writing and if the Adviser is willing to render such services it shall so notify the Fund in writing; and

     WHEREAS, pursuant to Section 1(b) of the Advisory Agreement, the Fund has notified the Adviser that it is establishing the International Small Cap Equity Portfolio (the "Portfolio"), and that it desires to retain the Adviser to act as the investment adviser therefor, and the Adviser has notified the Fund that it is willing to serve as investment adviser to the Portfolio;

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

          1.   Appointment.  The Fund hereby appoints the Adviser to act as
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               investment adviser to the Portfolio for the period and on the terms set forth in the Advisory Agreement. The Adviser hereby accepts such appointment and agrees to render the services set forth in the Advisory Agreement with respect to the Portfolio for the compensation herein provided.

          2.   Compensation.  For the services provided and the expenses assumed
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               pursuant to the Advisory Agreement, the Fund will pay the
               Adviser, and the Adviser will accept as full compensation therefor from the Fund, a fee at the following annual rates with respect to the Portfolio: 1.00% of the first $1 billion of the Portfolio's average daily net assets, .95% of the next $1 billion of the Portfolio's average daily net assets, .90% of the next $1 billion of the Portfolio's average daily net assets and .85% of the average daily net assets of the Portfolio in excess of $3 billion.

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               Such fee as is attributable to the Portfolio shall be a separate charge to the Portfolio and shall be the several (and neither joint nor joint and several) obligation of the Portfolio.

          3.   Capitalized Terms.  From and after the date hereof, the term
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               "Portfolios" as used in the Advisory Agreement shall be deemed to include the International Small Cap Equity Portfolio.

          4.   Miscellaneous.  Except to the extent supplemented hereby, the
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               Advisory Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby. Without limiting the generality of the foregoing, it is understood that the Adviser may employ one or more sub-advisers for the Portfolio pursuant to Section 2 of the Advisory Agreement.

          5.   Release.  "Compass Capital Funds" and "Trustees of Compass
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               Capital Funds" refer respectively to the trust created and the
               Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated December 22, 1988 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Fund. The obligations of "Compass Capital Funds" entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Fund personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Fund must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Fund.

                                 [End of Text]

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          IN WITNESS WHEREOF, the parties hereto have caused this Addendum No. 2 to the Advisory Agreement to be executed by their officers designated below as of the day and year first above written.

Attest:                       COMPASS CAPITAL FUNDS/SM/



[SEAL]                        By:________________________
                              Name:
                              Title:


                              PNC ASSET MANAGEMENT
                              GROUP, INC.


[SEAL]                        By:________________________
                              Name:
                              Title:

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